EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-16641, No. 333-16639, No. 333-58805, No. 333-75617, and No. 333-97905) pertaining to the SCP Pool Corporation Non-Employee Directors Equity Incentive Plan, the SCP Pool Corporation 1995 Stock Option Plan, the SCP Pool Corporation Employee Stock Purchase Plan, the SCP Pool Corporation 1998 Stock Option Plan, and the SCP Pool Corporation 2002 Long-Term Incentive Plan of our report dated February 20, 2004,with respect to the consolidated financial statements and schedule of SCP Pool Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

   /S/ ERNST & YOUNG LLP

New Orleans, Louisiana
February 24, 2004